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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT

                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

      DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED) -- FEBRUARY 21, 2003



                                    TXU CORP.
             (Exact name of registrant as specified in its charter)


             TEXAS                       1-12833                 75-2669310
        (State or other         (Commission File Number)       (IRS Employer
 jurisdiction of incorporation)                              Identification No.)



            ENERGY PLAZA, 1601 BRYAN STREET, DALLAS, TEXAS 75201-3411 (Address of principal executive offices, including zip code)

       REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE -- 214.812.4600



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ITEM 5.  OTHER EVENTS AND REGULATION FD DISCLOSURE

     On February 21, 2003, the Board of Directors of TXU Corp. (Company) elected Michael W. Ranger to the Board of Directors of the Company. Mr. Ranger replaced Charles R. Perry, who retired from the Board on that date.

     Mr. Ranger is a consultant to CSFB Private Equity, overseeing private equity investments in the energy and power industries. Mr. Ranger previously served as a Managing Director of investment banking of Credit Suisse First Boston.

     The Company entered into an agreement in connection with the issuance by TXU Energy Company LLC in November 2002 of $750 million of Exchangeable Subordinated Notes (Notes) whereby the Company has agreed, to the extent permitted by applicable law, for so long as at least 30% of the original principal amount of the Notes continues to be held by certain entities affiliated with DLJ Merchant Banking Partners III, L.P. (DLJ Entities), to cause one person designated by the DLJ Entities to be appointed to the Board of Directors and thereafter to recommend him or her for reelection and use its best effort to solicit proxies in favor of his or her reelection to the Board. Mr. Ranger is the person designated by the DLJ Entities.

     On February 21, 2003, the Board of Directors of the Company also elected H. Dan Farell as Executive Vice President and Chief Financial Officer of the Company and T.L. Baker as an Executive Vice President of the Company. Mr. Farell replaces Michael J. McNally, who will continue as an Executive Vice President of the Company and as President of TXU Business Services Company. Mr. Baker will continue in his role as Vice Chairman of both Oncor Electric Delivery Company and TXU Gas Company and Mr. Farell will remain as President of TXU Gas Company on an interim basis.



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                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                         TXU CORP.


                                         By:   /s/ Peter B. Tinkham
                                            ------------------------------------
                                            Name:   Peter B. Tinkham
                                            Title:  Secretary and Assistant
                                                    Treasurer

Dated:  February 24, 2003